EXHIBIT 99.1

Hercules Offshore Announces Hiring of Lisa Rodriguez to Perform CFO Duties

HOUSTON, January 4, 2007—Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has retained Lisa W. Rodriguez to perform the duties of Steven Manz, the company’s Chief Financial Officer who suffered a stroke on December 28, 2006, as previously reported by the company.

Mrs. Lisa W. Rodriguez has over 15 years of experience in financial management, primarily within the energy industry. Mrs. Rodriguez spent the last ten years of her career at Weatherford International Ltd. where she most recently served as Senior Vice President and Chief Financial Officer. Prior to her appointment as CFO in 2002, Mrs. Rodriguez held various positions in financial management, including Vice President, Accounting and Corporate Controller. Mrs. Rodriguez background includes expertise in Sarbanes-Oxley requirements and SEC reporting, as well as investor relations, mergers and acquisitions and corporate controls.

Randy Stilley, CEO and President of the company, stated, “I am pleased that Lisa has agreed to perform the duties of CFO during the time when Steve Manz is recuperating. While Steve continues to improve and we look forward to his return to work, we are fortunate to have Lisa join the Hercules Offshore team. Lisa is familiar with our industry and has the respect and confidence of our board and senior management team. We are also fortunate to be able to rely upon the rest of our talented senior management team to assist Lisa during Steve’s absence.”

Headquartered in Houston, Hercules Offshore operates a fleet of nine jackup drilling rigs and 64 liftboats. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

SOURCE Hercules Offshore, Inc.

/CONTACT:

Stephen M. Butz, Vice President and Treasurer of Hercules Offshore, Inc.,

+1-713-979-9832